Exhibit 99.1
TRANSFER AGREEMENT
     This Transfer Agreement is dated as of this 3rd day of April, 2008 (the “Agreement”), by and between Maxim TEP, Inc., a Texas corporation (the “Company”) and Maxim TEP Limited, a public company limited by shares registered in England under number 5685588 (the “Lender”).
     WHEREAS, Company is the maker of a Promissory Note, dated December 7, 2006 (as amended or supplemented to date, the “Replacement Note”) made to the order of the Lender;
     WHEREAS, Company is the maker of a Promissory Note, dated as of December 28, 2006 (as amended or supplemented to date, the “Supplemental Note”, and collectively with the Replacement Note, the “Maxim Notes”), made to the order of the Lender,
     WHEREAS, Company executed that certain letter agreement dated as of June 1, 2007, by and among the Company, the Guarantors and the Lender (herein referred to as the “Delhi Agreement”) with respect to the Maxim Notes;
     WHEREAS, Company and Lender entered into that certain memorandum of understanding (the “Memorandum of Understanding”), dated as of February 22, 2008, with respect to the Upstream Transaction (as defined below) and the Existing Transaction Documents (as defined below), and Company and Lender desire to revise certain terms contemplated in the Memorandum of Understanding, all as set forth herein;
     NOW, THEREFORE, the parties hereto, for good and valuable consideration, hereby agree as follows:
     1. Additional Definitions.
         (a) Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
     “Affiliate” means, with respect to any Person, another Person that is owned, controlled by or under common control with, such Person.
     “Business Day” means any day of the week other than Saturday, Sunday or other day on which banks are authorized or required by the laws of the State of Texas to be closed.
     “Common Stock” has the meaning set forth therefor in Section 4 hereof.
     “Delhi Agreement” has the meaning assigned to such term in the opening recitals hereof.
     “Disposal” has the meaning ascribed to such term in Section 9(a).
     “Equity Interests” shall mean, with respect to Company or any Guarantor, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “Excluded Stock” means shares of Common Stock issued (A) pursuant to the exercise or conversion of any options, warrants, convertible securities or other securities issued and outstanding on January 1, 2008, which provide for the issuance of Common Stock at a cash purchase or exercise price equal to at least $.75 per share of Common Stock, (B) after the date hereof, but without authorizing additional Common Stock already described by the foregoing clause (A), to any employee, director or officer of the Company pursuant to an approval of the Board of Directors of the Company or pursuant to any plan approved by the Board of Directors of the Company, provided that the total number of shares of Common Stock issued to any such employee, director or officer of the Company, or issued pursuant to any such plan, do not exceed in aggregate 15,000,000 shares of Common Stock, (C) upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock (or of any equity security that as part of a unit includes Common Stock) for the account of the Company, or (D) to theLender.
     “Existing Transaction Documents” means a collective reference to the Maxim Notes, the Loan Documents (as defined in the Replacement Note), the Security Documents (as defined in the Supplemental Note), the Delhi Agreement and any documents, instruments and agreements evidencing any Equity Interests (other than the Maxim Shares, as defined herein) in favor of Lender and any of its affiliates, assignees or designees, as all such documents or agreements may be amended or supplemented to date.
     “Guarantor” means each entity, or its successor or assign, which executed the Delhi Agreement as a Guarantor; “Guarantors” means each such entity collectively.
     “Imputed Price” means $.75 per share of Common Stock, as adjusted from time to time. In case the Common Stock shall be split or subdivided into a greater, or reverse split or combined into a lesser, number of shares (whether with or without par value), the Imputed Price shall be decreased or increased, as the case may be, to an amount which shall bear the same relation to the Imputed Price in effect immediately prior to such split or subdivision or reverse split or combination as the total number of shares of Common Stock outstanding immediately prior thereto bears to the total number of shares of Common Stock outstanding immediately after such split or subdivision or reverse split or combination. A stock dividend shall be considered a split or subdivision of shares for the purpose of this definition of “Imputed Price.” Any adjustment under this definition shall become effective at the close of business on the date the subdivision or combination becomes effective.
     “Lien” has the meaning ascribed to such term in Section 2.
     “Lender Transferee” has the meaning ascribed to such term in Section 2.

     “Maxim Notes” has the meaning assigned to such term in the opening recitals hereof
     “Maxim Shares” has the meaning ascribed to such term in Section 4.
     “Memorandum of Understanding” has the meaning assigned to such term in the opening recitals hereof.
     “No-Sale Period” has the meaning ascribed to such term in Section 9(a).
     “Obligations” shall mean all liabilities and obligations of Company or any other Obligor to Lender or any of its Affiliates with respect to any and all loans, advances, debts, liabilities, and obligations for monetary amounts arising under or related to the Existing Transaction Documents, or the issuance, delivery, exchange, redemption or repurchase of any Equity Interests of Company or any other Obligor, including without limitation, any and all unpaid accrued interest on the Maxim Notes, any options, warrants or conversion rights in favor of Lender or any of its Affiliates with respect to Equity Interests of the Company or any other Obligor, and all covenants and duties regarding such amounts or Equity Interests of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under or related to the Maxim Notes or the other Existing Transaction Documents.
     “Obligors” means a collective reference to the Company, the Guarantors and any other person or entity who has guarantied and/or pledged collateral security for any or all of the Obligations.
     “Orchard” has the meaning ascribed to such term in Section 5(d).
     “Person” means an individual, firm, corporation, partnership (limited or general), limited liability company, business association, trust or any other entity recognized by law as such.
     “Property” means all of the Mortgaged Property, as defined in that certain Amended and Restated Deed of Trust, Assignment of Production, Financing Statement (Personal Property Including Hydrocarbons) and Fixture Filing dated December 7, 2006 by and between Company and Lender, as modified, amended or supplemented.
     “Registration Rights Agreement” has the meaning ascribed to such term in Section 4.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Settlement Documents” means a collective reference to this Agreement, the Registration Rights Agreement, the Maxim Shares and any and all other documents and agreements entered into in connection therewith, as all such documents or agreements may be modified, amended or supplemented from time to time.
     “Specified Price” has the meaning ascribed to such term in Section 9(b).
     “Upstream” has the meaning ascribed to such term in Section 2.
     “Upstream Transaction” has the meaning ascribed to such term in Section 2.

       (b) Capitalized Terms. Capitalized terms defined elsewhere in this Agreement shall, unless the context otherwise requires, have the same meanings in all provisions of this Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Memorandum of Understanding.
     2. Company Conveyance of Property to Mercuria. Subject to the terms and conditions hereof, Company hereby agrees to assign, transfer, and convey to Lender, or a subsidiary, assignee or designee of Lender (the “Lender Transferee”) (such subsidiary, assignee or designee being an intended third party beneficiary of this Agreement entitled to enforce the terms hereof as if it were an original party hereto), and Lender, or Lender Transferee, as the case may be, hereby agrees to accept the assignment thereto and payment and conveyance of the “Purchase Price”, as such term is defined in the Upstream Transaction document, to Lender or Lender Transferee, free and clear of any lien, pledge, or other encumbrance of any kind and any agreement to give any security interest (“Lien”). The assignment and conveyance of the Purchase Price to Lender or Lender Transferee shall occur simultaneously with the conveyance of the Property from the Company to Upstream Capital Partners II Limited, an entity organized under the laws of Cyprus, or its assignee (collectively “Upstream”), pursuant to the terms of that certain Purchase and Sale Agreement, dated of even date herewith, among the Company, the Lender and Upstream (the “Upstream Transaction”). The parties hereto have agreed that the Purchase Price is delivered to Lender in partial satisfaction of indebtedness owed to Lender by the Company.
     3. Consideration for Conveyance of the Property; Related Release of Existing Transaction Documents. As consideration for and upon the consummation of the conveyance of the Purchase Price to Lender at the direction of Company pursuant to Section 2, and only upon the (a) delivery of the Purchase Price to Lender and (b) the issuance of the Maxim Shares and execution of the registration rights agreement as contemplated in Section 4 of this Agreement, (i) the outstanding Obligations shall be fully satisfied and discharged, and the Maxim Notes shall be deemed paid in full, (ii) Lender shall (A) return to Company the original Maxim Notes marked “cancelled”, or provide a suitable lost security affidavit in customary form, (B) execute and deliver such documents, instruments, financing statements, mortgage lien releases and other agreements as may be reasonably requested by Company to release any and all Liens securing the Maxim Notes, and (C) return to Company any investment property, instruments, documents or other possessory collateral and Equity Interests of Company or any Guarantor then in the possession or control of Lender and (iii) Lender shall cause to be released to Company all amounts remaining in escrow under the Delhi Agreement after disbursement in accordance with the Delhi Agreement. Further, Lender, Company and the Guarantors expressly acknowledge and agree that the Existing Transaction Documents will be terminated as of the date that, and if, both (1) the Purchase Price is delivered to the Lender and (2) the Maxim Shares have been issued to the Lender, accompanied by the Registration Rights Agreement, in accordance with the terms hereof.
     4. Maxim Shares. As consideration for and upon the consummation of the conveyance of the Purchase Price to Lender as directed by the Company pursuant to Section 2, the Company shall issue to the Lender 21,700,000 shares (the “Maxim Shares”) of the common stock, par value $0.00001 per share (the “Common Stock”) of the Company, representing 18.87302 percent of the outstanding shares of Common Stock as of the closing date of the transactions contemplated herein. The Company hereby represents and warrants to the Lender that (i) the Company’s authorized capital stock consists of 250,000,000 shares of Common Stock, and 50,000,000 shares of preferred stock, $0.00001 par value per share; (ii) as of the date hereof, there are 88,902,684 shares of Common Stock issued and outstanding, 4,379,666 shares of Common Stock subscribed and paid for pending issuance (representing newly invested capital), and 5,433,121 additional shares of Common Stock authorized for issuance upon the conversion of existing indebtedness of the Company; (iii) as of the date hereof, no shares of the Company’s preferred stock are currently issued and outstanding, although the Company expects to issue up to 10,000,000 shares of a new series of redeemable preferred stock upon the conversion of existing indebtedness, which preferred stock would have a liquidation preference of $0.75 per share, but would not have dividends or conversion features, (iv) as of the date hereof, there are also outstanding warrants to purchase up to an aggregate of 13,843,863 shares of Common Stock, each at an exercise price of $0.75 per share, and options to purchase up to an aggregate of 12,295,000 shares of Common Stock, all at an exercise price of $0.75 per share; and (v) except as set forth in this Section 4, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or preferred stock or other shares of capital stock of the Company, or any securities convertible into or exchangeable for shares of Common Stock or preferred stock of the Company. In connection with the Maxim Shares, upon the delivery of the Purchase Price to the Lender pursuant to the Upstream Transaction, the Lender and Company shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit A, as modified, amended or supplemented (the “Registration Rights Agreement”), pursuant to which Lender has “piggyback” registration rights for three years.
     5. Conditions Precedent. The effectiveness of this Agreement (including without limitation the effectiveness of all releases set forth herein and the closing of the transactions contemplated in numbered paragraphs 2, 3 and 4 hereof), shall be conditioned upon the satisfaction of the following conditions precedent:
         (a) This Agreement shall have been executed and delivered by Lender, Company and each Guarantor.
         (b) No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful on the date this Agreement is to become effective (i) for Lender to perform any of its obligations hereunder or (ii) for Company or the Guarantors to perform any of their agreements or obligations hereunder.
         (c) The Upstream Transaction shall have been consummated.
         (d) All obligations owed by the Company and its affiliates to Orchard Petroleum, Inc. (“Orchard”) have been terminated or satisfied; and Orchard agrees it will no longer look to the Company to fulfill any obligations under the terms of the JOA and JPA.

         (e) All of the representations and warranties of the parties hereto are true and correct as of the date of closing.
         (f) Each of the parties hereto has complied with its covenants as set forth herein.
         (g) The Company shall have executed and delivered to the Lender a closing certificate, dated the date of the closing of the transactions contemplated in Sections 2, 4 and 4 hereof, representing and warranting that (i) all of the foregoing conditions have been satisfied by the Company, and (ii) no material adverse change has occurred in the business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole (excluding acts of terrorism or war and changes in generalized market conditions pertaining to US producers of oil and gas generally), between the date of this Agreement and the date of such certificate.
         (h) The Lender shall have executed and delivered to the Company a closing certificate, dated the date of the closing of the transactions contemplated in Sections 2, 3 and 4 hereof, representing and warranting that the Lender has satisfied the conditions to its obligations as set forth above in clauses 5((b), (c), (d), (e) and (f).
In the event that the action or inaction of a party hereto results in one or more of the foregoing conditions precedent to be unsatisfied, then the party whose action or inaction results in such condition being unsatisfied shall be the breaching party, and the other (non-breaching) party may elect to terminate this agreement, and if any one or more of the matters covered in clauses 5(c), (d), (e), (f), (g) or (h) constitute the unsatisfied condition(s), then such other (non-breaching) party shall be entitled to sue for damages and specific performance hereof, or elect such other remedies for breach as may be available at law or in equity. This Agreement will terminate and be without further force or effect if the foregoing conditions precedent are not satisfied (or waived by the non-breaching party) by April 30, 2008.
     6. Representations and Warranties of Company. Company represents and warrants to Lender as follows:
         (a) All representations and warranties made by Company and each Guarantor set forth in this Agreement and the other Settlement Documents are true, correct and complete in all material respects.
         (b) This Agreement and each other agreement entered into as provided herein have been duly authorized, executed and delivered by a person authorized to do so on behalf of the Company, and each constitute the legal, valid and binding obligation of the Company and, except as may be affected by bankruptcy, insolvency, moratorium, reorganization and other laws and judicial decisions affecting the rights of creditors generally and general principles of equity, are enforceable against the Company in accordance with their respective terms.
         (c) No attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws are pending or, to Company’s knowledge, contemplated against or by Company or any Guarantor.
         (d) Company and the Guarantors have read, and understand, this Agreement, have consulted with and been represented by legal counsel in connection therewith, and have been advised by counsel of each of their rights and obligations hereunder.
         (e) The execution, delivery and performance by Company and each Guarantor of this Agreement and the other Settlement Documents and the consummation of the transactions contemplated hereby: (i) are within the powers of Company and each Guarantor and have been duly authorized by all necessary action on the part of Company and each Guarantor, (ii) except as specifically described herein, do not require any approval or consent of, or filing with, any governmental agency or authority, or any other person, association or entity, which bears on the validity or enforceability of this Agreement and which is required by law or any regulation or rule of any agency or authority, or other person, association or entity, (iii) do not violate any provisions of any order, writ, judgment, injunction, decree, determination or award presently in effect in which Company or any Guarantor is named, any law, regulation or rule binding on or applicable to Company or to any Guarantor, or any provision of the organizational documents of Company or any Guarantor, (iv) do not result in any breach of or constitute a default under any agreement or instrument to which Company or any Guarantor is a party or to which any of Company’s or any Guarantor’s respective properties are bound, including without limitation any indenture, credit or loan agreement, lease, debt instrument or mortgage, and (v) do not result in or require the creation or imposition of any mortgage, deed of trust, pledge or encumbrance of any nature upon any of the assets or properties of Company or any Guarantor.
     7. Representations and Warranties of Lender. Lender represents and warrants to Company as follows:
         (a) Lender has full power and authority to enter into and perform its obligations under this Agreement.
         (b) This Agreement and each other agreement entered into as provided herein have been duly authorized, executed and delivered by a person authorized to do so on behalf of the Lender, and each constitutes the legal, valid and binding obligation of the Lender and, except as may be affected by bankruptcy, insolvency, moratorium, reorganization and other laws and judicial decisions affecting the rights of creditors generally and general principles of equity, is enforceable against the Lender in accordance with its respective terms.
         (c) Lender is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
         (d) Lender has the requisite knowledge, skill and experience in business, financial and investment matters to evaluate the merits and risks of the Maxim Shares.
         (e) Lender understands that the Maxim Shares are “restricted securities” under applicable federal securities laws and that applicable securities laws provide in substance that it may dispose of the Maxim Shares only pursuant to an effective registration statement under such laws or an exemption therefrom, and it understands that the Company has no obligation or intention to register the Maxim Shares under applicable securities laws, except as set forth in the Registration Rights Agreement.
         (f) Lender has not solicited offers for, offered or sold, and will not, except in compliance with applicable law, solicit offers for, offer or sell, the Maxim Shares by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
    8. Covenants of Company.
         (a) Company agrees to perform, observe and comply with all of its covenants and obligations under this Agreement and with all of the terms, covenants and provisions contained in the other Settlement Documents.
         (b) Company covenants and agrees to (i) employ as its Chief Executive Officer an individual with experience as a chief executive officer of an entity that operates in the same line of business as the Company, and (ii) continue to reduce overhead and other expenses of the Company.
         (c) Company covenants and agrees to obtain additional capital on the best terms commercially available to Company, the proceeds of which shall be used for field operations.
         (d) Company covenants and agrees to comply with all rules, orders and regulations of the Securities Exchange Commission.
         (e) Except for the issuances of capital stock contemplated in Section 4 above, during the Anti-Dilution Period (defined below), Company covenants and agrees not to take any action, the effect of which would dilute the value or the voting power of the Maxim Shares, other than actions taken to obtain additional capital in connection with Section 8(c) hereof and the issuance of Excluded Stock. Without limiting the generality of the foregoing, the Company further covenants as follows:
             (i) Except for the issuances of capital stock contemplated in Section 4 above, the Company shall not issue or sell, until after the 18 month anniversary of the date of the closing of the transactions contemplated in Sections 2, 3 and 4 hereof (the “Anti-Dilution Period”), (A) any shares of Common Stock or any other equity security that as part of a unit or otherwise includes Common Stock (hereinafter, “Equity Stock”), any options or warrants exercisable for shares of Common Stock, any rights for Common Stock or any securities convertible into Common Stock, (B) any preferred stock, (C) any debt security or promissory note convertible into or exchangeable for Common Stock, or (D) any other equity securities of any kind, other than Excluded Stock, without consideration or for a cash consideration per share less than the Imputed Price. For purposes of the foregoing, (A) the amount of the consideration received by the Company (before taking into account any underwriter discounts or commissions or any other fees and expenses) shall be deemed to be the aggregate amount of cash actually received or the debt exchanged by the Company for such shares or units (as applicable)of Equity Stock, and (B) with respect to preferred stock, Imputed Price shall be calculated as if preferred stock were Common Stock. The Lender shall be entitled to receive such damages and other compensation as may be awarded by the applicable court of competent jurisdiction in the event that the Company violates the terms of this Section 8(e).
         (ii) In the event the Company shall propose to, or shall take any action of the types described in Section 8(e)(i) whether or not in violation thereof, including (without limiting the generality of the foregoing) the issuance of any Excluded Stock, the Company shall notify the Lender, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Imputed Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action. Such notice shall be given at least ten days prior to the date of any proposed action. Nothing contained in this Section 8(e)(ii) is intended to or shall be deemed to authorize, consent to or permit the Company to violate the provisions of Section 8(e)(i) hereof, the limitations therein constituting covenants of the Company that the Lender is relying on in entering into this Agreement and the agreements related hereto and executed substantially contemporaneously herewith.
     9. Covenants of Lender.
         (a) Lender agrees not to sell, grant options over or otherwise pledge, encumber, assign, transfer or dispose of any of the Maxim Shares, or contract to do so (a “Disposal”), for a period of six months following the date of closing of the transactions contemplated herein (the “No-Sale Period”), provided that the foregoing shall not prohibit or restrict any Disposal of Common Stock by the Lender effected by means of a private placement thereof to not more than three other accredited investors.
         (b) During the period of six months following the end of the No-Sale Period, in respect of any Disposal other than a private placement of securities, if Lender desires to effect a Disposal then Lender will instruct the Company to arrange for the sale or transfer of such Maxim Shares at not less than the minimum price which the Lender requests (the “Specified Price”), and if the Company fails to do so within 5 Business Days, Lender shall be entitled to sell all or any of the Maxim Shares otherwise than through the Company provided that the Maxim Shares are not sold at a price less than the Specified Price.
         (c) Lender hereby agrees that, for a period of one year from the date of closing of the transactions contemplated herein (the “Proxy Period”), so long as Peter O’Neill provides to Lender a reasonable opportunity to ask questions and to receive answers regarding the business and affairs of the Company, the Lender shall vote, or cause to be voted, in any election of directors of the Company at any meeting of stockholders of the Company, or at any adjournment or postponement of such meeting, in person or by proxy, all the Maxim Shares in the same manner as Peter O’Neill votes his shares of common stock of the Company in such election of directors.

     10. Expenses. Each party hereto shall be responsible for and shall pay its own out of pocket fees, costs and expenses incurred in connection with the negotiation and documentation of this Agreement and the other Settlement Documents, including, without limitation, any and all legal fees, costs or expenses; provided, however, that the Company shall pay on the closing date hereof up to an aggregate maximum of $35,000 of Lender’s legal fees incurred in connection herewith.
     11. Releases. As of the date (i) the transactions contemplated herein are closed, and (ii) Lender or Lender’s Affiliate, as the case may be, has received both the Purchase Price and the Maxim Shares, the Lender and the Company shall set forth their agreement that such events have occurred by means of a written cross receipt acknowledging such occurrences, and the following releases shall thereupon (and not before hand) be effective:
          (a) Company and each Guarantor hereby fully, finally and forever acquits, quitclaims, releases and discharges Lender and its officers, directors, shareholders, employees, affiliates, agents, attorneys, successors and assigns of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, accounts, contracts, deficiencies, actions or cause or causes of action to, of or for the benefit (whether directly or indirectly) of Company, the Guarantors or any of their Affiliates (and their respective successors and assigns) at law or in equity, known or unknown, contingent or fixed, whether asserted or unasserted, whether liquidated or unliquidated, whether matured or unmatured, whether foreseen or unforeseen, whether now known or hereafter discovered, whether statutory, in contract or in tort, related to usury or any other theory, as well as any other kind or character of action now held, owned or possessed or hereafter arising or accruing (whether directly or indirectly) by the Company, the Guarantors or any of their Affiliates on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the negotiation, review, preparation or documentation of any and all agreements, instruments, contracts and/or documents evidencing any or all of the loans or Equity Interests referred to in the Existing Transaction Documents, as the same have been amended, revised, substituted or replaced, (ii) the enforcement, protection or preservation of the Lender’s rights and remedies under the Existing Transaction Documents, or otherwise relating in any way to the Existing Transaction Documents, (iii) the validity, perfection or enforceability of the Existing Transaction Documents, (iv) any transactions, negotiations, or other events arising prior to the date hereof and relating in any way to the Lender and its Affiliates or the Company and its Affiliates, and/or (iv) any action or inaction by the Lender in connection with any of the Existing Transaction Documents; and
          (b) Lender hereby fully, finally and forever acquits, quitclaims, releases and discharges each Obligor and its officers, directors, shareholders, employees, agents, attorneys, successors and assigns of and from any and all obligations, claims, liabilities, damages, demands, debts, liens, accounts, contracts, deficiencies, actions or cause or causes of action to, of or for the benefit (whether directly or indirectly) of Lender or any of its Affiliates (and their respective successors and assigns) at law or in equity, known or unknown, contingent or fixed, whether asserted or unasserted, whether liquidated or unliquidated, whether matured or unmatured, whether foreseen or unforeseen, whether now known or hereafter discovered, whether statutory, in contract or in tort, as well as any other kind or character of action now held, owned or possessed or hereafter arising or accruing (whether directly or indirectly) by Lender or any of its Affiliates on account of, arising out of, related to or concerning, whether directly or indirectly, proximately or remotely (i) the obligations and indebtedness of Company evidenced by the Existing Transaction Documents, as the same have been amended or revised, (ii) the failure of any Obligor to pay and perform any Obligation arising under and pursuant to the Maxim Notes or the other Existing Transaction Documents, (iii) any collateral security created or evidenced by the Existing Transaction Documents, and/or (iv) any action or inaction by such Obligor in connection with any of the Existing Transaction Documents
     12. Miscellaneous.
          (a) Any notice to be given under this Agreement shall be given in writing to the party at the address set forth below and shall either be delivered personally or sent by certified mail (return receipt requested) or by nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or facsimile (with receipt confirmed). A party may change the address for notices at any time by giving written notice to the other parties hereto at the addresses set forth below. Actual notice, howsoever delivered, shall always be effective.
If to the Company:
Maxim TEP, Inc.
9400 Grogan’s Mill Road, Suite 205
The Woodlands, TX 77380
Attention: John Thomas, Vice President and General Counsel
If to the Lender:
Maxim TEP, Plc
1 London Wall
London EC 2Y 5AB
Attention: Andreas Bosenberg
A notice shall be deemed to have been delivered on the date and at the time as follows:
                    (i) if personally delivered, then at the time of delivery;
                    (ii) if posted by certified or registered mail, upon receipt as shown on the postal receipt of registration witnessing the dispatch of the notice;
                    (iii) if deposited with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, upon receipt; and
                    (iv) if sent by facsimile, at the time of transmission, if receipt is confirmed.
          (b) This Agreement incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof. This Agreement expressly supersedes all prior oral agreements. This Agreement may not be amended, waived or modified in any manner without the written consent of the party against whom the amendment, waiver or modification is sought to be enforced.
          (c) The parties agree not to disclose this Agreement or any of its contents to any third party other than its employees, officers, directors, agents, equity interest owners, affiliates, accountants, attorneys, financial advisors and other consultants or as may be required under applicable law; provided, however, that the Company or any other Obligor may discuss with potential new lenders or equity investors (i) the existence of this Agreement, (ii) the general terms and conditions of the settlement of the Obligations.
          (d) In case any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          (e) If Lender receives any payments or proceeds of collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be paid to a trustee, debtor-in-possession, receiver or any other party under any bankruptcy law, common law, equitable clause or otherwise, then, to such extent, the obligations or part thereof intended to be satisfied by such payments or proceeds shall be reserved and continue as if such payments or proceeds had not been received by Lender.
          (f) Words importing the singular number shall include the plural and vice versa, words importing the masculine shall include the feminine and neuter and vice versa. References to Sections and Exhibits are references to Sections and Exhibits of this Agreement. As used throughout this Agreement, “including” means “including, without limitation”, “herein” means “throughout this Agreement”, “hereunder” means “under this Agreement” and “hereto” means “to this Agreement”. Headings, subheadings and captions are for the convenience of the parties only and shall not be used to construe the meaning or intent of any part of this Agreement.
          (g) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF ENGLAND WITHOUT GIVING EFFECT TO ANY LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION.
          (h) The parties hereto intend that all time periods specified herein shall be strictly applied, without any extension (whether or not material) unless specifically agreed to in writing by all parties hereto.
          (i) This Agreement has been freely negotiated by the parties and the principle of construction against draftsmen shall have no application in the interpretation of this Agreement. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute but one agreement.
          (j) THIS AGREEMENT AND THE OTHER SETTLEMENT TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE

PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
          (k) Any assignment by Lender of all or a portion of its right, title and interest in and to the Maxim Notes in accordance with the terms of the Existing Transaction Documents shall be made subject to and conditioned upon the assumption by the transferee thereof of the rights and obligations of Lender under this Agreement and the other Settlement Documents.
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     THERE ARE NO UNWRITTEN OR ORAL AGREEMENTS BETWEEN THE PARTIES.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LENDER:

MAXIM TEP Limited

By:	/s/ Michael Choi
Name: Michael Choi
Title: Director

COMPANY

MAXIM TEP, INC.

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

GUARANTORS

MTEP Land & Mineral Management, LLC,

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

Axiom TEP, L.L.C.

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

Medicine Lodge Energy, LLC

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

DC Operating Co, LLC

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

Delhi TEP, LLC

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

HNM Operating Co, LLC

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

Mud River Energy, LLC,

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

MTEP Technologies, LLC

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

Tiger Bend Gas Pipeline, LLC

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President

Tiger Bend Drilling, LLC

By: Maxim TEP, Inc., it sole member

By:	/s/ W. Marvin Watson
Name: W. Marvin Watson
Title: President